Exhibit 99.2

China Organic Agriculture Sells ErMaPao Subsidiary for $8.7 Million

CEO Announces Cash Will be Used for Future Acquisitions Business Wire

LOS ANGELES & JILIN, China -- September 30, 2008

China Organic Agriculture, Inc. (OTCBB: CNOA), a growth-driven agricultural products company, has sold its Jilin Songyuan City ErMaPao Green Rice Limited ("ErMaPao") subsidiary for $8.7 million to Bothven Investments Limited.

The ErMaPao segment had shown significant decreases in sales of both green and organic rice since the beginning of 2008 leading to the Board's decision to sell the business.

"The sale of ErMaPao occurred, in part, as a result of several disappointing quarters of sales for green and organic rice," said Jinsong Li, Chief Executive Officer of China Organic. "The exit from ErMaPao was priced at a discount compared to previous year's earnings potential due to its precipitous decline in sales. Since we were able to sell to an interested investment firm before profits deteriorated further, we may now use the cash from this sale to make future accretive acquisitions."

As reflected in the Company's second quarter financials, sales in the ErMaPao segment declined to $398,439 in second quarter of 2008, as compared to $2.3 million in the comparable period of 2007. This represents more than an 80% drop in year-over-year sales.

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This sell-off coincides with the shift of the Company's primary focus to agricultural trading opportunities and diversification into numerous agricultural products besides rice.

China Organic's other major business segments will not be affected by this sale. These segments include: Ankang Agriculture (Dalian) Co., Ltd ("Ankang") and The Bellisimo Vineyard ("Bellisimo"). The Ankang segment trades agricultural products such as rice and grain, and generated an impressive $3.3 million in sales for the second quarter of 2008. Bellisimo is an active vineyard located in Sonoma Valley, California, and will be selling wine to Chinese consumers once a distribution network has been established.

"Based on ErMaPao's poor performance under previous management, we are lucky to sell at the price we did," said Mr. Li. "I will be detailing our vision for China Organic Agriculture in a strategic initiatives outline that will be issued via press release in the near future. Around that time, I will also issue guidance for the fourth quarter 2008 that will reflect the sale of ErMaPao and the approaching acquisition of Dalian Huiming."

About China Organic Agriculture

China Organic Agriculture is an active trader of agricultural products in China. The Company's high-growth business plan is designed to enable it to capitalize effectively on China's burgeoning economy and expanding class of consumers with

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the ability to acquire upscale products. The Company has developed an extensive distribution network throughout many of China's major cities, including Beijing, Shanghai and Nanjing, and is positioned to leverage those networks to establish broad distribution of a number of agricultural, food and related premium products. The Company has experienced significant growth since its inception in 2002 and has implemented a number of strategic initiatives to expand sales and revenues. For more information, please visit: www.chinaorganicagriculture.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future acquisitions, estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of China Organic Agriculture's products and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions are forward-looking statements. Although China Organic Agriculture Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set

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forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

Contact:

China Organic Agriculture, Inc.
Steve Wan, 310-441-9777
stevewan@chinaorganicagriculture.com

or

China America Financial Communications Group
Darren Minton, 212-823-0523
chinaorganic@cafcg.com